Exhibit 10.32

CONSULTING AGREEMENT

This AGREEMENT made as of the 16_.0d0ay of March, 2024.

BETWEEN:

FIREFLY NEOROSCIENCE INC., a corporation incorporated pursuant to the laws of Delaware, USA and its various subsidiaries and affiliates (hereinafter collectively referred to as the “Corporation”)

- and –

ALEX SPIRO, an individual resident in the State of _Florida         , United States of America (hereinafter referred to as the “Consultant”)

WHEREAS the Corporation requires certain consulting services as hereinafter set forth and the Consultant has agreed to provide such consulting services on and subject to the terms and conditions hereinafter contained;

NOW THEREFORE in consideration of the premises set forth above and the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

ARTICLE 1

NATURE OF SERVICES

1.1	Scope of Service

Subject to the terms and conditions of this Agreement, the Consultant will perform certain services as described in Schedule “A” hereto as well as such other related duties and responsibilities as may be assigned to the Consultant by the board of directors of the Corporation from time to time (the “Services”).

1.2	Standard of Service

The Consultant warrants that he has the competency, experience and skill necessary to perform the Services, that he shall use professional skill, expertise, diligence and care to ensure that all Services are scheduled and completed to the satisfaction of the Corporation and that he shall provide the expertise and level of service, which by reason of his professional skill, expertise and experience, he knows to be necessary to ensure that the Services are properly performed in accordance with the highest industry standards and that the best interests of the Corporation are maintained. During the term of this Agreement, the Consultant shall not engage in or promote any illegal activity or otherwise cause damage to the business or reputation of the Corporation or its directors or officers.

During the term of this Agreement, the Consultant covenants and agrees that he shall perform the Services in accordance with the terms of this Agreement and shall comply with the Corporation's policies in place from time to time. The Consultant shall be free to determine the hours of the day during which he will perform the Services; provided, however, that the Consultant agrees, to the extent possible, to make himself available to the directors and employees of the Corporation during their regularly scheduled hours or at specific times as requested by the Corporation. The Consultant acknowledges that the Services are to be completed on a timely basis and agrees that he shall schedule the performance of the Services in order to complete the Services on or prior to such dates as may be specified by the Corporation from time to time. The Corporation acknowledges that the Consultant has other current and/or anticipated business activities and interests outside of the Corporation and the Consultant is expressly permitted to continue these activities and acquire these sorts of interests subject only to the provisions of Article 2.

1.3	Independent Contractor

(a)

It is understood and agreed that the Consultant will provide services to the Corporation as an independent contractor, on a contract basis, and that nothing in this Agreement shall be construed to create a relationship of employer and employee between the Corporation and the Consultant. The Consultant acknowledges that he will not be an employee of the Corporation and accordingly will not be eligible to participate in any employee benefit plans of the Corporation including, without limitation, life insurance, health care, disability income and dental plans.

(b)

It is acknowledged that the work product of the Consultant hereunder is the sole property of the Corporation and the Consultant hereby assigns to the Corporation any proprietary interest and waives all moral rights they may be deemed to have in the work product of the Consultant relating to or resulting from the performance of the Services hereunder. The Consultant will, under no circumstances, use, copy, modify or disclose any such work product without the prior written consent of the Corporation.

(c)

In the event that the Consultant wishes to have any of these services performed hereunder by any other person, he shall obtain the written permission of the Board of Directors of the Corporation in advance of the performance of the services by that other person.

ARTICLE 2

CONFIDENTIALITY

2.1	Confidentiality Undertaking

(a)	The Consultant hereby agrees and acknowledges:

1)

that in the course of performing the Services, they will have access to and will be entrusted with detailed confidential information, intellectual property, software, patents, trade secrets concerning the business of the Corporation, potential acquisitions, data on fields and wells, techniques and other services evolved or used by the Corporation and its business partners as well as other related information;

2)	that confidential information includes any and all information not available to the general public;

3)

that the disclosure of any such confidential information to competitors or clients of the Corporation or to any member of the general public, would be highly detrimental to the best interests of the Corporation; and

4)

that the right to maintain the confidentiality of such confidential information, client lists, patents and trade secrets, and the right to preserve its goodwill, constitute proprietary rights which the Corporation is entitled to protect.

(b)

The Consultant covenants and agrees with the Corporation that, except with the prior written consent of the Corporation, he will not, either during the term of this Agreement, or at any time thereafter, directly or indirectly disclose, divulge, reveal, report, publish or transfer any such confidential information, patents, and trade secrets to any person, outside of the Corporation, nor shall he use the same for any purpose other than for the purpose of performing the Services.

(c)

The Consultant shall, upon the request of the Corporation and upon termination of this Agreement, deliver to the Corporation any and all documents, records, computers, computer disks, computer programs, data, software, system documentation, designs, manuals, databases, reports, notices, voice mail and any other materials or information, and copies thereof, which are in his possession or control which relate to the Person, business operations, customers, financing or activities of the Corporation which are not generally known to the public.

(d)

The Consultant agrees to disclose promptly, fully and in confidence to the Corporation or its nominee, all inventions, improvements or discoveries made or conceived by he during the term of this Agreement with the Corporation either solely or jointly with others, in the performance of such Services or:

1)	with the use of the Corporation’s time, equipment, materials, supplies or facilities; or

2)

related to or suggested by trade secret information, other private or confidential matters acquired during the term of this Agreement, the business of the Corporation or the Corporation’s actual or demonstrably anticipated processes or research and development.

All such inventions, improvement or discoveries are referred to herein as "Subject Inventions".

(e)	The Consultant agrees that all Subject Inventions shall be the sole and exclusive property of the Corporation or its nominee.

(f)

Upon the request of the Corporation and in the form and manner prescribed by it, the Consultant agrees to assign the Corporation, or its nominee, any and all rights, title and interest in all and to all Subject Inventions, provided, however, that inventions, improvements or discoveries produced entirely in the Consultant’s own time and:

1)	which do not relate:

(i)	to the business of the Corporation; or

(ii)	to the Corporation’s actual or demonstrably anticipated processes, research, acquisitions, or development; or

2)	which do not result from any work performed by the Consultant for the Corporation;

shall remain the Consultant’s sole and exclusive property and not subject to assignment hereby but are subject to disclosure to the Corporation.

(g)	Upon the request of the Corporation, the Consultant agrees to assist the Corporation or its nominee, at the Corporation’s expense, during and after the term of this Agreement in every proper way:

1)	to obtain for the Corporation, patents for Subject Inventions other than those expressly excluded herein in any and all jurisdictions; and

2)	in any controversy or legal proceeding related to Subject Inventions, improvements or discoveries or to the patents resulting therefrom.

(h)

The Consultant agrees not to disclose at any time during or after his contractual relationship with the Corporation directly or indirectly, to any unauthorized person without the Corporation’s prior written permission, any knowledge not available to the public which the Consultant acquires respecting the Corporation’s inventions, designs, methods, financial and geologic models, systems, improvements, trade secrets, customer information or other private or confidential matters acquired during the term of this Agreement.

(i)	The Consultant represents that he has no agreement with or obligation to others in conflict with his obligations under this Agreement.

(j)

The Consultant agrees that all restrictions contained in this Section 2.1 are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Consultant.

(k)

The Consultant agrees and acknowledges that his obligations under Sections 2.1 (d), (f) and (g) will survive the termination of this Agreement and remain in effect for a period of two (2) years from the date of termination of this Agreement.

2.2	Injunction

The Consultant acknowledges and agrees that the Corporation will suffer irreparable harm in the event that any of the obligations contained in this ARTICLE 2 are breached and that monetary damages will be inadequate to compensate the Corporation for the breach. Accordingly, the Consultant acknowledges and agrees that, in the event of a breach or threatened breach by the Consultant of any of the provisions of this ARTICLE 2, the Corporation, in addition to and not in limitation of, any other rights, remedies or damages available to him at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction in order to prevent or to restrain any such breach by the Consultant and in such circumstances, the Consultant agrees to, and will not contest, the granting of such injunction.

ARTICLE 3

PAYMENT TO THE CONSULTANT

3.1	Fees

The Corporation shall pay the Consultant during the Term of this Agreement for the Services provided hereunder (the "Consulting Fee") an amount equal to US$79,578.00 per annum, payable within fifteen (15) days following presentation of an invoice by the Consultant to the Corporation for such Services.

The Consulting fee shall be paid as follows:

(a)	$36,172 in common shares of the Corporation at a deemed price of USD$0.1852 per share (195,313 shares) to be issued immediately upon execution of this Agreement; and

(b)

$43,406 in common shares of the Corporation at a deemed price of USD$0.1852 per share (234,375 shares) to be issued monthly as to 19,531 shares per month in arears (with the final month being 19,534 shares.

In addition, the Consultant shall be granted 432,034 series A performance warrants, each warrant exercisable into one common share of the Corporation until 4:30 p.m. (Toronto time) (the "Expiry Time") on June 15, 2028 (the "Expiry Date") at and for a price of CDN$0.01 per Common Share to be vested in accordance with the vesting terms attached as Schedule “A” hereto.

Additional performance bonuses, stock options and targets may be established on an annual basis by the board of directors of the Corporation.

3.2	Expenses and Third Party Costs

The Corporation agrees to reimburse the Consultant for, or to pay directly, all third-party costs incurred by the Consultant with the prior written authorization or approval of the Corporation.

3.3	Taxes

(a)	The Consultant represents and warrants to the Corporation that he is not a non-resident of United States of America for United States tax purposes.

(b)

The Consultant shall be responsible for all taxes payable by him as a result of the provision of the Services or which otherwise arise out of this Agreement and agrees to report, remit install and pay all such taxes, in accordance with the laws of the relevant jurisdiction, on a full and timely basis.

(c)

If the Corporation should ever be required by any governmental authority at any time to pay, on the Consultant's behalf, amounts assessed as income tax, employment insurance premiums, or other government levies, the Consultant will, forthwith upon notice, reimburse the Corporation for such payment, together with interest and any penalties applicable thereto. The Consultant's obligations under this subsection 3.3(b) will survive the termination of this Agreement and remain in effect until the expiry of the period during which a notice of assessment or reassessment in respect of the taxes under dispute may be issued and any further periods during which such assessment or reassessment may be applied. The Corporation shall have a right of set-off in respect of any amount for which reimbursement is due.

ARTICLE 4

TERM AND TERMINATION

4.1	Term

(a)	The term of this Agreement will commence on March 15, 2024 and shall terminate on March 15, 2025 unless otherwise terminated in accordance with the terms of this Agreement.

(b)	Notwithstanding the foregoing, either the Consultant or the Corporation may terminate this Agreement at any time and for any reason upon giving to the other party 90 days written notice.

(c)	The Corporation may terminate this Agreement forthwith at any time without notice or payment in lieu of notice for cause, which shall include, without limitation:

(i)	failure to perform the Services in accordance with this Agreement;

(ii)	falsification or misrepresentation of any information related to this Agreement;

(iii)	wilful misconduct or gross negligence by the Consultant;

(iv)	inability to perform the Services by reason of a physical or mental disability or illness;

(v)	any illegal or criminal activity or any criminal charge or conviction against or on the part of the Consultant; or

(vi)	any other act or omission involving serious misconduct or any act which causes material damage, or may cause material damage, to the reputation of the Corporation.

(d)

Upon termination of this Agreement, the Corporation will reimburse the Consultant for any third party costs previously authorized and approved pursuant to Section 3.2 hereof. No other payments will be due to the Consultant upon termination of this Agreement.

ARTICLE 5

WAIVER AND INDEMNITY

5.1	Liability

(a)

Except as provided herein, no party to this Agreement shall be liable for any loss or damage suffered by the other party in relation to the Services hereunder unless caused by gross negligence or wilful misconduct, in which case the negligent party shall indemnify and hold the other party harmless in respect of such loss or damage suffered.

(b)

The Services to be provided hereunder will be in accordance with the standard of service set out in Section l hereof, and the Consultant will, at the Corporation's option and at the Consultant's sole cost and expense, promptly correct any deficiencies identified by the Corporation in such Services.

5.2	Indemnity for Third Party Claims

(a)

Except as may be otherwise provided in this Agreement, the Consultant shall protect, indemnify and save harmless the Corporation and its directors, officers, employees, agents, representatives, invitees and subcontractors and, at the Corporation's request, investigate and defend such entities from and against all claims, demands and causes of action, of every kind and character, without limitation including any reasonable legal expenses incurred by the Consultant in connection therewith, arising in favour of or made by third parties on account of bodily injury, death or damage to or loss of their property resulting from any grossly negligent act or wilful misconduct of the Consultant or resulting from any breach of this Agreement.

(b)

Except as may be otherwise provided in this Agreement, the Corporation shall protect, indemnify and save harmless the Consultant and his representatives, invitees and subcontractors and, at the Consultant's request, investigate and defend such entities from and against all claims, demands and causes of action, of every kind and character, without limitation, arising in favour of or made by third parties on account of bodily injury, death or damage to or loss of their property resulting from any grossly negligent act or wilful misconduct of the Corporation or resulting from any breach of this Agreement.

5.3	Survival of Indemnities

The terms of this ARTICLE 5 shall survive any termination or expiry of this Agreement.

ARTICLE 6

GENERAL

6.1	Notices

Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

c/o TingleMerrett LLP

1250, 639 – 5th Street, S.W.

Calgary, Alberta T2P 0M9

Attention:	Scott Reeves, Corporate Secretary
Email:	sreeves@tinglemerrett.com

To the Consultant:

Address:

Alex spiro
2821 s bayshore dr
Miami FL 33133

Email:	Na

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent. Either Party may change its address for Notice in the aforesaid manner.

6.2	Applicable Law

This Agreement will be governed by the laws of the State of Delaware. If any provision or provisions of this Agreement are illegal or unenforceable under the State of Delaware, such provision or provisions shall be considered to be deleted and the remainder of this Agreement shall continue in full force and effect.

6.3	Assignment

The Consultant shall not assign this Agreement or the whole or any portion of the Services undertaken hereunder. Upon written notice to the Consultant, the Corporation may assign this Agreement.

6.4	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and assigns.

6.5	Headings

The headings herein are for convenience of reference only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in this Agreement.

6.6	Time

Time shall be of the essence hereof.

6.7	Entire Agreement

This Agreement supersedes any other agreement between the parties relating to the matters within and constitutes the entire agreement of the parties.

6.8	Amendment

No amendment of this Agreement shall be binding upon any party unless evidenced in writing executed by the party.

This Agreement may be executed in as many counterparts as may be necessary, each of which so executed shall be deemed to be an original and each signed copy sent by facsimile or other means of electronic transmission producing a printed copy shall be deemed to be an original, and such counterparts together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the day and year first above written.

FIREFLY NEUROSCIENCE INC.

Per:

Witness	ALEX SPIRO

SCHEDULE A

DESCRIPTION OF SERVICES

●	Make 2-3 introductions per month as requested by the company to potential strategic partners
●	Make 2-3 introductions per month as requested by the company to potential capital market partners

SCHEDULE B

SERIES A PERFORMANCE WARRANT VESTING TERMS

The Series A Warrants shall be vested, following the occurrence of the following:

1.	a Public Listing or equity raise of the Common Shares of the Corporation, in accordance with the following vesting schedule:

Vesting Event	Market Capitalization[1]	Vested Warrants on Vesting Event
#1	$200,000,000	432,034

1If Publicly traded, the Market Capitalization of the Shares must be maintained for a period for 3 consecutive trading days for the Vesting Event to be triggered.

Definitions:

"Market Capitalization" means the total dollar value of all outstanding Common Shares calculated by multiplying the number of Common Shares times the current Market Price.

"Market Price" means closing price of the Common Shares on the Stock Exchange.

"Public Listing" means the closing of: (i) a transaction resulting in the Shares being listed (directly or indirectly) on the Nasdaq, NYSE, NEO, CSE Exchange or any other recognized US or Canadian securities exchange (a “Stock Exchange”), including but not limited to an initial public offering, plan of arrangement, amalgamation, reverse take-over or other business combination pursuant to which the securities of the Corporation (or any resulting issuer or parent thereof) become listed on a Stock Exchange.

2.	All unvested Series A Warrants shall be vested upon Change of Control.

"Change of Control" means "Change of Control" means, with respect to the Purchaser, the occurrence of any of the following:

a)

the purchase or acquisition of voting shares of the Corporation and/or securities convertible into voting shares of the Purchaser or carrying the right to acquire voting shares of the Purchaser ("Convertible Securities") as a result of which a person, group of persons or persons acting jointly or in concert, or any Affiliates or Associates (as such terms are defined in the Securities Act (Ontario)) of any such person, group of persons or any of such persons acting jointly or in concert (collectively the "Holders") beneficially own or exercise control or direction over voting shares and/or Convertible Securities of the Purchaser such that, assuming after the conversion of the Convertible Securities beneficially owned by the Holders thereof, would have the right to cast more than 50% of the votes attached to all voting shares of the Corporation; or

b)	approval by the shareholders of:

(i)	a liquidation, dissolution or winding up of the Corporation, or

(ii)	the sale, lease or exchange of all or substantially all of the assets of the Corporation, or

(iii)

an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another entity pursuant to which the shareholders of the Corporation immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all voting shares.